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Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
REAL-ESTATEFORLEASE.COM, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

        Real-Estateforlease.com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

        DOES HEREBY CERTIFY:

        FIRST: The Certificate of Incorporation of the Corporation was originally filed with the Delaware Secretary of State on October 13, 2000, under the name "NEV Acquisition Corp." and that a Certificate of Merger was filed with the Delaware Secretary of State on June 18, 2001, which changed the name to "Real-Estateforlease.com, Inc."

        SECOND: The Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

        RESOLVED, that the Certificate of Incorporation, as amended, of the Corporation be amended and restated in its entirety as follows:

ARTICLE I

        The name of the Corporation is Uni-Pixel, Inc.

ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

        The aggregate number of shares which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, par value of $0.001 per share, all of which shall be designated as "Common Stock." The Board of Directors has the authority, without further action by the stockholders, to issue up to Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders.

ARTICLE V

        Elections of directors of the Corporation need not be by written ballot.

ARTICLE VI

        The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VII

        (a)   Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by such person in connection with such action, suit, or proceeding. Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as permitted by law. All advances of expenses shall be unsecured and interest free, and the person's undertaking to repay shall be accepted by the Corporation without reference to the person's financial ability to make repayment. Such rights of indemnification and payment of expenses shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VII. Such rights of indemnification and payment of expenses shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted in the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

        (b)   If a claim for indemnification or payment of expenses, or both, under the preceding paragraph (a) is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the laws of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

ARTICLE VIII

        No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the first sentence of this Article VIII, the term "damages" shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article VIII is in effect shall be deemed to be doing so in reliance on the provisions of this Article VIII, and neither the amendment or repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article VIII are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

ARTICLE IX

        From and after the date of filing the Amended and Restated Certificate of Incorporation until the day following the day on which a majority of the outstanding voting securities of the Corporation are not owned of record by a single person or entity (such person or entity being hereinafter referred to as the "Parent"), the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are offered to or become available to the Parent, and the Parent may take or accept any or all such business opportunities without first offering any of such business opportunities to the Corporation and without first offering the Corporation an opportunity to participate in any such business opportunities.

ARTICLE X

        The affirmative vote of eighty percent (80%) of the outstanding stock of the Corporation entitled to vote thereon shall be required to amend, alter, rescind or repeal Article VII, Article VIII, Article IX, and this Article X hereof or to delete any of said Articles herefrom.

ARTICLE XI

        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this

Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XII

        The number of directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation. The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of the stockholders or until their successors are elected and qualified are as follows:

Name	Address
Frank DeLape	700 Gemini Street, Suite 100 Houston, TX 77058
Reed Killion	700 Gemini Street, Suite 100 Houston, TX 77058

ARTICLE XIII

        The right of a shareholder referred to in Section 102(b)(3) of the General Corporation Law to exercise a preemptive right to acquire additional, unissued or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation is hereby denied.

* * *

        THIRD: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said Corporation in accordance with Section 242 of the General Corporation Law.

        FOURTH: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

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        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the President of the Corporation on this 27 day of January, 2005.

/s/ REED J. KILLION Reed J. Killion, President

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF REAL-ESTATEFORLEASE.COM, INC.